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                                                                      EXHIBIT 21

                             Material Subsidiaries

PCC Energy, Inc. (an Alberta, Canada corporation)

PCC Energy Corp. (an Alberta, Canada corporation)

PCC Energy Limited (an Alberta, Canada corporation)
(subsidiary of PCC Energy Corp.)